Exhibit 8.16

Allen & Overy LLP
Eksportfinans ASA Dronning Mauds gate 15 0250 Oslo Norway Our ref 40713-00050 NY:1272019.1	1221 Avenue of the Americas New York NY 10020 Tel 212 610 6300 Fax 212 610 6399

May 23, 2006

Ladies and Gentlemen:
We have acted as United States tax counsel to Eksportfinans ASA (the Issuer), in connection with the preparation of the Amendment dated January 24, 2006 to Pricing Supplement No. 35 dated May 23, 2006 (the Pricing Supplement) filed with the Securities and Exchange Commission (the Commission) pursuant to Rule 424 under the Securities Act of 1933, as amended (the Securities Act), on May 23, 2006, of which the Prospectus Supplement and Prospectus dated July 1, 2005 (the Prospectus) form a part. The Pricing Supplement and Prospectus have been filed with the Commission as part of the Issuer’s registration statement on Form F-3 (no. 333-124095), as amended, declared effective on July 1, 2005 (the Registration Statement). The Registration Statement, Prospectus and Pricing Supplement relate to the registration under the Securities Act of an aggregate face amount of $590,000 of the 6-Year Non-Call 1-Year SCYE (Slope Contingent Yield Enhanced) notes linked to the spread between the 10-Year Constant Maturity Treasury and the 3-Month LIBOR Rates due May, 2012 (the Securities).
As United States tax counsel, we have advised the Issuer with respect to certain general United States tax consequences of the proposed issuance of the Securities. This advice is summarized under the heading “Taxation in the United States” in the Pricing Supplement and in the Prospectus (collectively, the Discussions) which are part of the Registration Statement. We hereby confirm that the statements set forth in the Discussions represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.
We are aware that we are referred to in the Discussions and under the heading “Legal Matters” in the Prospectus. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.
Very truly yours,
Allen & Overy LLP
Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Law Society of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practice in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One New Change, London, EC4M 9QQ and at the above address. Any reference to a partner in relation to Allen & Overy LLP means a member, consultant or employee of Allen & Overy LLP.
Allen & Overy LLP or an affiliated undertaking has an office in each of: Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Milan, Moscow, New York, Paris, Prague, Rome, Shanghai, Singapore, Tokyo, Turin and Warsaw.